AMENDMENT TO THE
                        CUSTODIAL CONTRACT

AGREEMENT made this 11th day of January, 1990 by and between STATE STREET BANK AND TRUST COMPANY ("Custodian") and LBVIP SERIES FUND, INC. (the "Fund").

                          WITNESSETH THAT:

WHEREAS, the Custodian and the Fund are parties to a Custodian Contract dated December 2, 1986, (as amended to date, the "Contract") which governs the terms and conditions under which the Custodian maintains custody of the securities and assets of the Fund:

NOW THEREFORE, the Custodian and the Fund hereby amend the terms of the Custodian Contract and mutually agree to the following:

Replace subsection 7 of Section 2.2 DELIVERY OF SECURITIES with the following new subsection 7:

7) Upon the sale of such securities for the account of the Fund, to the broker or its clearing agent, against a receipt, for examination in accordance with "street delivery" custom; the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian's own negligence or willful misconduct;

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

ATTEST                                  LBVIP SERIES FUND, INC.

/s/ James M. Odland                      /s/ Otis F. Hilbert
------------------------                 ------------------------
James M. Odland, Asst. Secretary         Otis F. Hilbert, Secretary

ATTEST                                   STATE STREET BANK AND TRUST COMPANY

/s/ P. McCleese                          /s/ Guy R. Sturgeon
------------------------                 ------------------------
Assistant Secretary                      Vice President


exhib8d